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EXHIBIT 21.5

SUBSIDIARIES OF VERIDIEN CORPORATION

         A)       Rost Inc. - incorporated in Florida (dormant)

         B)       Rost Medical Development, Inc. - incorporated in Delaware
                  (dormant)

         C) Marquit Manufacturing Specialties, Inc. - incorporated in Delaware (dormant)

         D)       Veridien.com Inc. - incorporated in Delaware (dormant)

         E)       Norpak (U.S.), Inc. - incorporated in Delaware

         F)       The SunSwipe Corporation, L.L.C. - incorporated in Delaware

         G)       Communications Gear, Inc. - incorporated in Delaware (dormant)

The above-named subsidiaries which are operational conduct business solely under the listed names.